Exhibit 3.1
Certificate of Amendment
to the
Certificate of Incorporation
of
QCR Holdings, Inc.
QCR Holdings, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:
1. The name of the Company is QCR Holdings, Inc.
2. This Certificate of Amendment shall be effective upon filing with the office of the Secretary of State of the State of Delaware.
3. The Certificate of Incorporation of the Company is hereby amended by deleting the terms and provisions relating to the Series B Non-Cumulative Perpetual Preferred Stock, as set forth in that certain Designation of Rights, Preferences and Limitations of Series B Non-Cumulative Perpetual Preferred Stock of QCR Holdings, Inc., and replacing such terms and provisions with the following terms and provisions:
“Section 1. Issuance. The board of directors (the “Board”) of QCR Holdings, Inc. (the “Company”) has determined that 300 shares of the Company’s authorized and unissued preferred stock be identified as “Series B Non-Cumulative Perpetual Preferred Stock” and has authorized such shares for issuance at a price of $50,000 per share (the “Series B Preferred Stock”).
Section 2. Dividends. The holders of record of the then outstanding shares of Series B Preferred Stock shall be entitled to receive only when, as and if declared by the Board out of any funds legally available therefor, non-cumulative dividends paid quarterly on the issuance price of $50,000 per share based upon an annual rate equal to eight percent (8.00%). During any fiscal year of the Company, no dividends whatsoever, other than a dividend payable solely in the Company’s common stock, par value $1.00 per share (“Common Stock”), shall be paid or declared, and no distribution shall be made, on any Common Stock or any other series of preferred stock, subject to the immediately following paragraph in the case of the Series D Preferred Stock, which ranks pari passu with the Series B Preferred Stock, until dividends in the total amount due per share on the Series B Preferred Stock shall have been paid or declared and set apart during that year.
If the Board declares dividends on any Common Stock or any series of preferred stock, and dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) in full on the Series B Preferred Stock and the Series D Preferred Stock, all dividends declared on the Series B Preferred Stock and the Series D Preferred Stock shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Series B Preferred Stock and the Series D Preferred Stock payable bear to each other.

Section 3. Voting Rights. The holders of each share of Series B Preferred Stock shall not be entitled to vote, except as required by law.
Section 4. Redemption Rights.
(a)  Holders’ Redemption Rights. No holders of any outstanding shares of Series B Preferred Stock shall have any right to require the redemption of any outstanding shares of Series B Preferred Stock.
(b)  Company’s Redemption Rights. Subject to any necessary prior regulatory approvals, including, but not limited to, the approval of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and subject to the payment of all accrued and unpaid dividends on the Series D Preferred Stock, the Company shall have the right at any time after the first anniversary of the issuance of the Series B Preferred Stock to call and redeem all (but not less than all) of the then outstanding shares of Series B Preferred Stock at a price per share equal to: (i) the sum of (A) $50,000; plus (B) a premium in the amount of $4,000 multiplied by a fraction the numerator of which is the total number of calendar days the Series B Preferred Stock being redeemed has been outstanding and the denominator of which is 365; but (ii) less the aggregate amount of any dividends that have been paid on the Preferred Stock (the “Redemption Amount”).
(c)  Redemption Notice. Not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date (as defined below), written notice (the “Redemption Notice”) shall be mailed, first-class postage prepaid, to the holders of the then outstanding shares of the Series B Preferred Stock at their respective addresses last shown on the records of the Company. The Redemption Notice shall state: (i) the number of shares being redeemed; (ii) the Redemption Date and Redemption Amount; and (iii) that each holder is to surrender to the Company, in the manner and at the place designated in the Redemption Notice, the certificates representing the shares of Series B Preferred Stock to be redeemed.
(d)  Surrender of Certificates. On or before the Redemption Date, the holders of shares of Series B Preferred Stock being redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

(e)  Termination of Rights. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Amount is paid, then all rights with respect to the outstanding shares of Series B Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Amount upon surrender of their certificate or certificates therefor.
Section 5. Liquidation. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, an amount per share equal to the Redemption Amount as of the effective date of such dissolution, liquidation or winding up of the Company, before any payment or distribution shall be made on the Common Stock or the Series C Preferred Stock. If in any distribution described in this Section 5 the assets of the Company or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Company ranking equally with Series B Preferred Stock, including the Series D Preferred Stock, as to such distribution, holders of the Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled. After the payment to the holders of the shares of the Series B Preferred Stock of the full amounts provided for in this Section, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.”
4. The Certificate of Incorporation of the Company is hereby amended by deleting the terms and provisions relating to the Series C Non-Cumulative Perpetual Preferred Stock, as set forth in that certain Designation of Rights, Preferences and Limitations of Series C Non-Cumulative Perpetual Preferred Stock of QCR Holdings, Inc., and replacing such terms and provisions with the following terms and provisions:
“Section 1. Issuance. The board of directors (the “Board”) of QCR Holdings, Inc. (the “Company”) has determined that 300 shares of the Company’s authorized and unissued preferred stock be identified as “Series C Non-Cumulative Perpetual Preferred Stock” and has authorized such shares for issuance at a price of $25,000 per share (the “Series C Preferred Stock”).
Section 2. Dividends. The holders of record of the then outstanding shares of Series C Preferred Stock shall be entitled to receive only when, as and if declared by the Board out of any funds legally available therefor, non-cumulative dividends paid quarterly on the issuance price of $25,000 per share based upon an annual rate equal to nine and one-half percent (9.5%). During any fiscal year of the Company, no dividends whatsoever, other than a dividend payable solely in the Company’s common stock, par value $1.00 per share (“Common Stock”), shall be paid or declared, and no distribution shall be made, on any Common Stock or any other series of preferred stock, with the exception of distributions made to the Series B Preferred Stock and the Series D Preferred Stock, until dividends in the total amount due per share on the Series C Preferred Stock shall have been paid or declared and set apart during that year.

Section 3. Voting Rights. The holders of each share of Series C Preferred Stock shall not be entitled to vote, except as required by law.
Section 4. Redemption Rights.
(a)  Holders’ Redemption Rights. No holders of any outstanding shares of Series C Preferred Stock shall have any right to require the redemption of any outstanding shares of Series C Preferred Stock.
(b)  Company’s Redemption Rights. Subject to any necessary prior regulatory approvals, including, but not limited to, the approval of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and subject to the payment of all accrued and unpaid dividends on the Series D Preferred Stock, the Company shall have the right at any time after the first anniversary of the issuance of the Series C Preferred Stock to call and redeem all (but not less than all) of the then outstanding shares of Series C Preferred Stock at a price per share equal to: (i) the sum of (A) $25,000; plus (B) a premium in the amount of $2,375 multiplied by a fraction the numerator of which is the total number of calendar days the Series C Preferred Stock being redeemed has been outstanding and the denominator of which is 365; but (ii) less the aggregate amount of any dividends that have been paid on the Preferred Stock (the “Redemption Amount”).
(c)  Redemption Notice. Not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date (as defined below), written notice (the “Redemption Notice”) shall be mailed, first-class postage prepaid, to the holders of the then outstanding shares of the Series C Preferred Stock at their respective addresses last shown on the records of the Company. The Redemption Notice shall state: (i) the number of shares being redeemed; (ii) the Redemption Date and Redemption Amount; and (iii) that each holder is to surrender to the Company, in the manner and at the place designated in the Redemption Notice, the certificates representing the shares of Series C Preferred Stock to be redeemed.
(d)  Surrender of Certificates. On or before the Redemption Date, the holders of shares of Series C Preferred Stock being redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

(e)  Termination of Rights. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Amount is paid, then all rights with respect to the outstanding shares of Series C Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Amount upon surrender of their certificate or certificates therefor.
Section 5. Liquidation. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, an amount per share equal to the Redemption Amount as of the effective date of such dissolution, liquidation or winding up of the Company, before any payment or distribution shall be made on the Common Stock, but after the amounts that are due to paid on the Series B Preferred Stock and the Series D Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of the Series C Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series C Preferred Stock. After the payment to the holders of the shares of the Series C Preferred Stock of the full amounts provided for in this Section, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.”
5. This Certificate of Amendment was approved by the board of directors of the Company on November 10, 2008, recommended by the board to the Company’s stockholders in a proxy statement dated January 7, 2009, submitted to the Company’s stockholders for their approval at a duly called special meeting of the Company’s stockholders held upon notice in accordance with Section 222 of the DGCL and adopted by the stockholders of the corporation, including the holders of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, each voting together as a separate class, at a special meeting of stockholders held on February 5, 2009, all in accordance with Section 242 of the DGCL.
Dated as of the 10th day of February, 2009.

QCR Holdings, Inc.
By:	/s/ Douglas M. Hultquist
	Name:	Douglas M. Hultquist
	Title:	President and Chief Executive Officer

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